FOR IMMEDIATE RELEASE
                     September 29, 2000

NORFOLK SOUTHERN ANNOUNCES TIMBER RIGHTS SALE
AND LIKELY THIRD-QUARTER EPS

NORFOLK, VA   Norfolk Southern Corporation (NYSE: NSC) announced the sale of timber rights owned by subsidiary companies and said its earnings per share for the third quarter of 2000 likely will be in the range of 22 cents to 26 cents, including approximately $72 million pre-tax (or 12 cents per share) from the sale of the timber rights.

Reflecting a slowing economy, mild weather in Norfolk Southern's service region and a change in traffic mix, total third-quarter railway operating revenues will be lower than anticipated. In addition, average diesel fuel costs that are more than 50 percent above third-quarter 1999 levels are driving railway operating expenses significantly higher.

This announcement, issued on the last business day of the quarter, does not signal a change in Norfolk Southern's long-standing policy of not forecasting earnings or other results. Norfolk Southern will report earnings and other results at its regular quarterly meeting with analysts in New York City on October 25. Presentation materials and a simultaneous webcast of the meeting will be available on Norfolk Southern's Web site at www.nscorp.com.

Statements contained in this news release which are not related to historical facts are forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (contained in the Corporation's SEC filings) which could cause actual results to differ.

Norfolk Southern Corporation, a Virginia-based holding company with headquarters in Norfolk, owns a major freight railroad, Norfolk Southern Railway Company, which operates approximately 21,800 miles of road in 22 states, the District of Columbia and the Province of Ontario.

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Media Contact: Bob Fort, Norfolk, 757-629-2710
Investor Contact: Sandy Santangelo, Norfolk, 757-629-2861
World Wide Web Site: www.nscorp.com